Exhibit 99.1 NEWS RELEASE Contact: Lauren Dresnick, New Venture Communications Phone Number: 650-343-2735 Email: ldresnick@newventurecom.com

GLOBALSCAPE® NAMED TO COMPUTERWORLD'S 2010 LIST OF BEST PLACES TO WORK IN INFORMATION TECHNOLOGY

SAN ANTONIO, Texas-June 21, 2010-GlobalSCAPE, Inc. (NYSE Amex: GSB), a leading developer of secure information exchange solutions, today announced that it was chosen as a 2010 "Best Places to Work in IT" honoree by IDG's Computerworld. Each year, Computerworld ranks the top 100 work environments for technology professionals. Organizations that are selected are those that challenge their IT staff with exciting projects, offer them access to and training with today's hottest technology, and provide great benefits and compensation.

"To be among the Best Places to Work in IT, it's not enough just to seek out and hire the most talented IT people, offer them competitive pay and provide great benefits," said Scot Finnie, editor in chief of Computerworld. "The organizations that made this year's Best Places to Work list sustain a dynamic work environment in which IT professionals keep their hands on the latest technologies and work on projects that are business critical."

This 2010 "Best Places to Work in IT" award is one of several awards for which GlobalSCAPE has recently been recognized: GlobalSCAPE was named among the "Top 50 Workplaces in San Antonio" for 2009 by the San Antonio Express-News; in March, the company also was chosen as a winner of the 2010 "Product Innovation Awards for Managed File Transfer (MFT)" by Network Products Guide, the industry's leading information technology research and advisory guide; and in April, the company was selected as one of the "Best Places to Work" for 2010 by the San Antonio Business Journal.

"We are honored to be among those companies recognized by Computerworld as an exceptional place for IT professionals to work," said Jim Morris, president and CEO of GlobalSCAPE. "Technology is such an integral part of our company's success, and we make it a priority to provide growth opportunities and challenges to our employees, in order to sustain an innovative culture. After all, keeping employees happy is critical to having satisfied customers."

GlobalSCAPE develops and distributes software and hosted solutions, including services, for business customers to securely exchange information over the Internet and within their networks. The company's products are used worldwide across a wide range of industries, including government organizations, and in some of the largest corporations in the world, including 95 of the Fortune 100. GlobalSCAPE solutions facilitate delivery of critical information such as financial data, medical records, customer files and similar data documents while supporting information protection approaches to meet privacy, security, and compliance requirements.

About Best Places to Work in IT

Since 1994, Computerworld's annual "Best Places to Work in IT" feature has ranked the top 100 work environments for technology professionals, based on a comprehensive questionnaire regarding company offerings in categories such as benefits, diversity, career development, training and retention.

About Computerworld

Computerworld is the leading source of technology news and information for IT influencers worldwide, providing peer perspective, IT leadership and business results. Computerworld's award-winning Web site (www.computerworld.com), bi-weekly publication, focused conference series and custom research forms the hub of the world's largest (40+ editions) global IT media network. In the past five years alone, Computerworld has won more than 100 awards, including 13 American Society of Business Publication Editors (ASBPE) awards in 2009, the 2009 Best Blog from the Neal awards, and 2006 Best Overall Web Publication from ASBPE. Computerworld leads the industry with an online audience of over 3 million unique, monthly visitors and a print audience of 1,059,000 readers each issue (IntelliQuest CIMS Fall 2009). Computerworld is published by IDG Enterprise, a subsidiary of International Data Group (IDG), the world's leading media, events, and research company. Company information is available at www.idgenterprise.com.

About GlobalSCAPE

GlobalSCAPE, Inc. (NYSE Amex: GSB), headquartered in San Antonio, TX, is a global provider of managed file transfer (MFT) and wide area file services (WAFS) solutions for securely exchanging critical information over the Internet, within an enterprise, and with business partners. Since the release of CuteFTP in 1996, GlobalSCAPE's solutions have continued to evolve to meet the business and technology needs of an increasingly interconnected global marketplace. For more information about GlobalSCAPE's products and services, visit www.globalscape.com or the Company's Secure Info Exchange blog.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words "would," "exceed," "should," "anticipates," "believe," "steady," "dramatic," and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based upon the Company's current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks that are detailed in the Company's Annual Report on Form 10-K for the 2009 calendar year, filed with the Securities and Exchange Commission on March 30, 2010.